Exhibit 99.1

Federal Express Corporation

Retrospective Adoption of New Accounting Guidance Regarding

Presentation of Comprehensive Income

The information in this exhibit reflects the retrospective adoption of new accounting guidance with respect to certain financial information contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2012 (the “Annual Report”).

As discussed in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2012, we have adopted the authoritative guidance issued by the Financial Accounting Standards Board on the presentation of comprehensive income. This guidance requires companies to report components of comprehensive income by including comprehensive income on the face of the income statement or in a separate statement of comprehensive income.

Consolidated Statements of Comprehensive Income

The following table presents the unaudited Consolidated Statements of Comprehensive Income for the fiscal years ended May 31, 2012, 2011, and 2010, and should be read in conjunction with the information in our Annual Report.

Federal Express Corporation

Consolidated Statements of Comprehensive Income

(Unaudited)

(In Millions)

	Year ended May 31,
	2012	2011	2010

NET INCOME	$808	$731	$651

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustments, net of tax of $22 in 2012, $24 in 2011, and $3 in 2010	(84)	120	(27)
Retirements plans adjustments, net of tax of $42 in 2012, $6 in 2011, and $61 in 2010	(104)	(7)	(106)

TOTAL COMPREHENSIVE INCOME	$620	$844	$518